QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on May 4, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

AXS-ONE INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	13-2966911 (I.R.S. Employer Identification Number)
301 Route 17 North, Rutherford, New Jersey 07070 (201) 935-3400 (Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)
Paul Abel, Esq.
Vice President, Secretary and General Counsel
AXS-One Inc.
301 Route 17 North, Rutherford, New Jersey 07070
(201) 935-3400
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copy to:

Charles E. Dropkin, Esq.
Proskauer Rose LLP
1585 Broadway
New York, New York 10036-8299
(212) 969-3000

        Approximate date of commencement of proposed sale to public: From time to time after this registration statement has been declared effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest investment plans, please check the following box.    ☐

        If the only securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest investment plans, check the following box.    ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of shares to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, par value $.01 per share	3,058,710 shares(2)	$4.02(1)	$12,296,014.20(1)	$1,557.91

Common Stock, par value $.01 per share	258,064 shares(3)	$4.50(4)	$1,161,288.00(4)	$147.14

Total			$13,457,302.20	$1,705.05

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(g) of the Securities Act of 1933, as amended, based upon the average of the high and low prices of the Registrant's common stock reported by the American Stock Exchange on April 30, 2004.
(2)
Consists of 2,700,645 shares of the Registrant's common stock issued and outstanding and 358,065 shares of the Registrant's common stock issuable upon the exercise of presently exercisable warrants. Pursuant to Rule 416 under the Securities Act, this Registration Statement also includes such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.
(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) of the Securities Act of 1933, as amended, based upon the exercise price of the warrants.
(4)
Consists of 258,064 shares of the Registrant's common stock issuable upon the exercise of presently exercisable warrants. Pursuant to Rule 416 under the Securities Act, this Registration Statement also includes such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 4, 2004

PROSPECTUS

3,316,774 Shares

AXS-ONE INC.

Common Stock

        This prospectus relates to the offer and sale of up to 3,316,774 shares of our common stock, including up to 616,129 shares issuable upon the exercise of presently exercisable warrants by the selling stockholders listed on page 13, including their transferees, pledgees or donees or their respective successors.

        The prices at which these shares may be sold will be determined by the prevailing market price for shares of our common stock, in negotiated transactions or otherwise. We will not receive any of the proceeds from the sale of these shares. We could receive up to approximately $2.4 million upon payment of the exercise price of the warrants, although some of the warrants allow for cashless exercises and we will not receive any proceeds from a warrant exercised under the cashless exercise provisions. We intend to use any such proceeds for general working capital.

        Our common stock is listed on the American Stock Exchange under the symbol "AXO". On April 30, 2004, the last reported sale price for our common stock was $3.90 per share.

        Investing in our common stock involves risks. See "Risk Factors," beginning on page 3 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2004

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration or continuous offering process. Under this shelf process, selling stockholders may from time to time sell the securities described in this prospectus in one or more offerings.

        This prospectus provides you with a general description of the securities that the selling stockholders may offer. Each time a selling stockholder sells securities, that selling stockholder is required to provide you with a prospectus and/or a prospectus supplement containing specific information about the selling stockholder and the terms of the securities being offered. A prospectus supplement may include other special considerations applicable to those securities. The prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

        The registration statement, of which this prospectus is a part, including the exhibits to the registration statement, provides additional information about us and the securities offered by the selling stockholders under this prospectus. The registration statement, including the exhibits, can be read on the website maintained by the Securities and Exchange Commission or at the offices of the Securities and Exchange Commission as set forth under the heading "Where You Can Find More Information."

        You should rely only on the information included or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

(i)

SUMMARY

        This summary may not contain all the information that may be important to you. You should read the entire prospectus, including the financial data and related notes and other information incorporated by reference, before making an investment decision. The terms "AXS-One," "we," "us," and "our" refer to AXS-One Inc.

AXS-One Inc.

        AXS-One is a provider of robust, secure business solutions that allow a company to achieve efficiency in its business processes and to extend those efficiencies to its customers, suppliers, and business partners. AXS-One has a 25-year track record in developing flexible, high-performance, secure and effective business solutions for global 2000 organizations. AXS-One's ability to quickly identify emerging market opportunities and to build high-quality innovative solutions has won many awards over the years. Since 1999, we have devoted significant resources to developing new products which serve the Collaboration Systems Management, Content Archival and Compliance Management, and Information Management Markets. Additionally, we have re-architected our financial offerings to allow our customers to take full advantage of Web Services.

        As a consequence of the above, we have received recognition by industry analysts. Specifically, in 2003, one leading analyst positioned AXS-One as the leading "visionary" in two of its magic quadrants: integrated document archival and retrieval systems, emphasizing our innovative use of web services technology, and for e-mail active-archiving, discovery and life-cycle management. Previously, AXS-One won Imaging Magazine's "Product of the Year" award for its Workflow (the precursor to the current AXS Process Manager), a "Best of AIIM" award for the first Internet/Java COLD product, and the 2002 "Best of AIIM" award for Best Practices in Enterprise Content Management for AXS-One's AXSPoint Travel Industry Solution implemented at one of our clients, Brittany Ferries.

        AXS-One believes that the ultimate success of 21st century organizations will be determined by how seamlessly these organizations conduct business both internally and with their partners, customers and suppliers. As a result of today's rapidly changing business environment, corporations need to be very agile and solutions that address specific points of pain may be more appropriate than traditional broadbased Enterprise Resource Planning (ERP) solutions. To meet this need, our objective is to deliver Internet-based business solutions that allow organizations to establish transparent and seamless processes throughout their value-network, thus enabling true collaborative commerce. AXS-One's approach allows companies to preserve investments in existing systems by extending them with collaborative web services that automate business processes across corporate boundaries. This results in manageable investments, quick implementation schedules and rapid return on investments.

        During 2003, we extended the ability of our AXSPoint Solutions to handle and manage additional data types such as e-mail, Instant Messages, desktop documents and other document types. We believe we are well positioned to handle the Information Life Cycle Management needs of the modern corporation.

        AXS-One has two main product lines:

        AXS-One® Enterprise—a suite of solutions that addresses mission critical financial processes directly affecting the overall performance of an enterprise. This includes Tivity™, a verticalized version of AXS-One Enterprise solutions that addresses mission critical business processes of the professional services industry.

        AXSPoint®—a suite of products encompassing digital archival, content management, business process automation, process oriented data distribution and full information life cycle management for regulatory compliance, risk management, improved storage and operations management as well as secure, personalized delivery of web content. AXSPoint business solutions are utilized by AXS-One to deliver robust enterprise platforms to address vertical and industry specific business problems in an immediate fashion while preserving the technology investment with an extensible platform. The solutions are referred to as AXS-One Compliance Platform for E-mail, Instant Messaging, Operational E-mail Archival, Legal Discovery, and Supervision.

        Each of these families of solutions has been enhanced using AXS-One's e-Cellerator™ products which utilize a process-centric web services architecture that AXS-One has developed to support the design and development of large-scale, Internet-based collaborative commerce solutions. It is an "n-tier" (desktop browser, web servers, application servers and database server), component-based, Internet-deployable, scalable architecture, fully compliant with the industry standard interface definition language, eXtensible Markup Language (XML) and Simple Object Access Protocol (SOAP) web services protocols and architectures. At the core of the architecture is an advanced process engine that handles large volumes of complex business process logic. The user interface is very intuitive and is accessible over the Internet utilizing a combination of HTML, XML Style Sheets and Java applets or Visual Basic for the client/server desktop.

        The e-Cellerator products run on Sun UNIX, HP UNIX, IBM RS/6000 UNIX, Windows 2000, and starting in 2004, Windows 2003 application servers. Linux is available with some products, but not deployed. The e-Cellerator products support the following database engines: Oracle on all platforms, MS SQLServer on Windows 2000, and Informix and Sybase on the UNIX servers. Solutions using e-Cellerator products can be hosted in-house or remotely by third-party application service providers. AXS-One is committed to delivering solutions that allow organizations to conduct business seamlessly with their customers, suppliers and partners in a collaborative Internet operating environment.

        AXS-One's Foundation products, included in the AXS-One Enterprise product line, which are deployed in a client/server (with Visual Basic thin client and browser based desktops) or web services-based model, continue to be maintained, enhanced and upgraded. These products are the back-office system of choice for large information-centric, global organizations such as AIG, Pfizer, America Online, Menlo Worldwide Forwarding, TNT, and United Airlines. AXS-One's Foundation products are very well suited to those organizations that have adopted an internal "shared services" approach to back-office administration functions, or organizations in the Financial Services, Transportation or Communications industries or in the public sector. AXS-One Financials have extensive functionality and are able to handle large volumes of complicated business transactions. They are designed to manage end-to-end business processes. AXS-One Financials are integrated with a robust process engine that allows organizations to manage and track a wide range of business-process metrics. The Process Design Workbench is a critical component of the solution. It enables organizations to quickly tailor standard business process templates to meet their own unique needs. The underlying "n-tier" architecture is highly scalable and able to meet the transaction volume needs of global 2000 organizations. AXS Process Manager (workflow), a critical component of the e-Cellerator family of products, can be used to automate business processes both within and across organizations, thus extending the reach of end-to-end process control outside of the walls of traditional bricks and mortar organizations and achieving true collaborative business communications.

        In the e-commerce economy, with the virtual office becoming more prevalent, AXS-One believes it is well positioned to meet the e-business needs of complex organizations. AXS-One's e-Cellerator products provide the ability to leverage technology and collaboratively distribute and process business knowledge electronically throughout the enterprise or across enterprises.

        Our principal executive offices are located at 301 Route 17 North, Rutherford, New Jersey 07070, and our telephone number is (201) 935-3400. We maintain a website at www.axsone.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

RISK FACTORS

        Our business faces many risks. If any of the events or circumstances described in the following risk factors actually occur, our business, financial condition or results of operations could suffer, and the trading price of our common stock could decline. The risks described below may not be the only risks we face. Additional risks that we do not yet know of or that we currently believe are immaterial may also impair our business operations. You should consider the following risks, as well as the other information included or incorporated by reference in this prospectus before deciding to invest in our common stock.

  We have a previous history of net losses.

        Although AXS-One generated revenues and reduced costs sufficient to be profitable in 2002 and 2003, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future. AXS-One generated net income of $1.9 million and $2.3 million during the years ended December 31, 2002 and 2003, respectively, and incurred a net loss of $4.7 million for 2001. As of December 31, 2003, we had an accumulated deficit of $76.5 million.

        AXS-One's quarterly operating results may fluctuate as a result of various factors inherent in our business that may cause the market price of our common stock to decline. Additionally, our business has and will continue to experience significant seasonality.

        AXS-One's revenue and operating results have fluctuated and may continue to fluctuate significantly from quarter to quarter in the future, causing our common stock price to be quite volatile. A variety of factors, many of which are not in our control, cause these fluctuations and include, among others:

  •
  the proportion of revenues we earn from license fees versus fees for the services we provide,

  •
  the number of third parties we use to perform services,

  •
  the amount of revenues we generate from our sale of third party software,

  •
  changes in our product mix,

  •
  demand for our products,

  •
  the size and timing of individual license transactions,

  •
  the products and enhancements that we, or our competitors, introduce,

  •
  changes in our customers' budgets,

  •
  potential customers' unwillingness to undertake major expenditures with us due to our past operating results,

  •
  competitive conditions in the industry and general economic conditions and

  •
  unrest in the Middle East or other world events.

        Additionally, clients' licensing of our products is often delayed because

  •
  our clients must commit a significant amount of capital, and

  •
  frequently, a license must be authorized through the appropriate channels within a client's organization.

        Because of these reasons, as well as others, our products' sales cycles are typically lengthy and subject to a number of significant risks over which we often have little or no control, which include a customer's budgetary constraints and internal authorization reviews.

        Historically, AXS-One has operated with little backlog, since products are generally shipped as we receive orders. Because our license fees in any quarter substantially depend on orders booked and shipped in the last month, and often during the last week, of a given quarter, we typically recognize a substantial portion of our revenues in the last month of a quarter, frequently concentrated in the last week of the quarter.

        Delays in the timing of when we recognize specific revenues may adversely and disproportionately affect our operating results because

  •
  a high percentage of our operating expenses are relatively fixed,

  •
  planned expenditures are based primarily on sales forecasts, and

  •
  only a small percentage of our operating expenses vary with our revenues.

        Because of these factors, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and no one should rely on quarter-to-quarter comparisons of our operating results to indicate our future performance.

        Additionally, our business has experienced, and we expect to continue to experience, significant seasonality, due, in part, to our customers' buying patterns, caused primarily by:

  •
  our customers' budgeting and purchase patterns, and

  •
  our sales commission policies.

        Generally, we compensate our sales personnel based on quarterly and annual performance quotas. We expect that these patterns will likely continue in the future.

        Because of all of these factors, in future quarters, our operating results may be significantly lower than the estimates of public market analysts and investors. Any discrepancy could cause the price of our common stock to be quite volatile and to decline significantly. We cannot assure anyone that we will be profitable in any future quarter.

  The markets in which we compete are intensely competitive.

        AXS-One cannot assure anyone that we will be able to compete successfully against current or future competitors or that competitive pressures will not have a material adverse effect on our business, operating results and financial condition. Our markets are intensely competitive and changing rapidly. A number of companies offer products similar to ours and target the same customers. We believe that our ability to compete depends upon many factors, many of which are not in our control, including, among others,

  •
  timing and market acceptance of new products and enhancements developed by us, as well as by our competitors,

  •
  whether our products are reliable, how they function, perform, and are priced,

  •
  our customer service and support,

  •
  our sales and marketing efforts, and

  •
  our product distribution.

        AXS-One solutions are positioned in a highly dynamic market, with competition from traditional ERP vendors such as the financial applications software offered by SAP AG, Oracle Corporation, PeopleSoft, Inc. and others. Additionally, many traditional enterprise resource planning software providers have entered into the e-business marketplace. In the web-based procurement market traditional ERP vendors, Ariba Inc. and others are in competition with our Procurement Manager

Solution. Traditional competitors for our client/server version of the AXSPoint Central product are IBM, Systemware, Inc., Mobius Management Systems, Inc. ("Mobius") and others. The principal AXSPoint Solutions' competitors in the area of statement presentment include Mobius, Bluegill Technologies, Alysis Technologies, Inc. and others. AXSPoint Solutions' competitors for the e-mail and instant messaging compliance platform products include IBM, Legato Software, a division of EMC Corporation, Inc., iLumin Software Services, Inc. and KVS Information Systems, Inc.

        Most of our competitors are substantially larger than us, and have significantly greater financial, technical and marketing resources, and extensive direct and indirect distributing channels. As a result, our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to developing, promoting and selling their products than we can. Our products also compete with those offered by other vendors and with proprietary software developed by third-party professional service organizations, as well as by potential customers' management information systems departments.

        As our markets continue to develop and expand, we expect established and emerging companies to compete with us due to the relatively low barriers necessary to enter the software market. We expect that competition will also increase as the software industry consolidates. Furthermore, we cannot assure anyone that any of the companies with whom we currently have relationships, many of which may have significantly greater financial and marketing resources than we do, will not, in the future, develop or market software products that compete with our products, or discontinue their relationship or support of us.

        Additionally, our current and potential competitors have established, or may establish in the future, cooperative relationships among themselves or with third parties to increase their products' ability to address the needs of our prospective customers. Therefore, new competitors or alliances among competitors could emerge and rapidly acquire a significant market share. Increased competition is likely to result in

  •
  reducing the price of our products,

  •
  reducing our gross margins, and

  •
  losing our market share.

        Any of these factors would adversely affect our business, our operating results and financial condition.

  AXS-One depends on a few principal products for its revenues.

        Substantially all of our revenues are derived from licensing and fees from related services of

  •
  AXS-One Enterprise Solutions and

  •
  AXSPoint Solutions

        We expect that these products and services will continue to account for substantially all of our revenues during 2004. Accordingly, our future operating results will depend, in part, on

  •
  achieving broader market acceptance of our products and services,

  •
  maintaining our customer base, as well as

  •
  enhancing these products and services to meet our customers' evolving needs.

        During 2003, certain customers did not renew their annual maintenance, primarily due to our customers being acquired or merged with companies using other software. We cannot assure anyone that this trend will not continue or that we will be able to maintain our existing customers.

        Additionally, during 2004, our AXS-One Enterprise Solutions and AXSPoint Solutions each need to gain greater market acceptance. If

  •
  demand in the market for our type of software is reduced,

  •
  competition increases, or

  •
  sales of such products or services decline,

any of these factors could have a material adverse affect on our business, operating results and financial condition.

  AXS-One has a concentration of revenues from a select number of customers.

        During the last three years, AXS-One has generated a significant amount of revenues from a select number of customers. Because of the size of certain of our customers, it is likely that they will continue to generate a significant portion of our revenues especially in our services revenue area. If any of these customers should discontinue their business with us it could have a material adverse affect on our business, operating results and financial condition. There is no assurance that we would be able to replace these lost revenues with revenues from new or other existing customers.

        For the year ended December 31, 2003, two customers, Pfizer, Inc. and American International Group, Inc., represented 18.7% and 12.1%, respectively, of our total revenues. For the year ended December 31, 2002, two customers, American International Group, Inc. and Pfizer, Inc., represented 12.0% and 16.1%, respectively, of our total revenues. For the year ended December 31, 2001 one customer, Pfizer Inc., represented 12.1% of our total revenues. License revenues included 29.5% of revenue from two customers in 2003, 14.7% from one customer in 2002 and 27.3% from one customer in 2001. Services revenues included 31.9% of revenue from two customers in 2003, 30.7% from two customers in 2002 and 14.6% from one customer in 2001.

        AXS-One's market is characterized by new products frequently being introduced, rapid technology changes, product defect risks, and development delays.

        If AXS-One is unable, for technological, financial or other reasons, whether or not within its control, to develop and introduce new products or enhancements in a timely manner; or to respond to changing customer requirements, technological change or emerging industry standards, our business, operating results and financial condition could suffer.

        Our software performance, customization, reporting capabilities, or other business objectives may or may not be affected by these changes and may or may not render us incapable of meeting future customer software demands. Introducing products embodying new technologies and emerging new industry standards can render existing products obsolete and unmarketable. Accordingly, it is difficult to estimate our products' life cycles. Our future success will depend in part on our ability to maintain our client/server products and to develop and introduce new e-business products that respond to evolving customer requirements and keep pace with technological development and emerging industry standards, such as new

  •
  operating systems,

  •
  hardware platforms,

  •
  interfaces, and

  •
  third party application software.

        We cannot assure anyone that

  •
  we will be successful in developing and marketing product enhancements or new products that respond to technological change, changes in customer requirements, or emerging industry standards,

  •
  we will not experience difficulties that could delay or prevent our successfully developing, introducing and marketing new products and enhancements, or

  •
  any new products or enhancements that we may introduce will be accepted by our targeted market.

        Software products as complex as those we offer often encounter development delays and, when introduced or when new versions are released, may contain undetected errors or may simply fail. These delays, errors or failures create a risk that the software will not operate correctly and could cause our future operating results to fall short of expectations published by certain public market financial analysts or others. Additionally, our products, technologies and our business in general rely upon third-party products from various sources including, among others,

  •
  hardware and software vendors,

  •
  relational database management systems vendors,

  •
  reporting software vendors, or

  •
  e-mail system vendors.

        In the future, it is unclear whether our dependence upon these third-party products will affect our ability to support or make our products readily available. In the past, we have experienced delays by third parties who develop software that our products depend upon. These holdups have resulted in delays in developing and shipping our products. Despite testing by our current and potential customers, as well as by us, errors may be found in new products or enhancements after we ship them that can delay or adversely affect market acceptance. We cannot assure anyone that any of these problems would not adversely affect our business, operating results and financial condition.

        We risk being de-listed from the American Stock Exchange, which could reduce our ability to raise funds.

        Although we are currently in compliance with the continued listing requirements of the American Stock Exchange, that has not always been true in the past, and no assurances can be made that we will continue to be in compliance with those requirements in the future. In the event that we were to cease being in compliance with those requirements at some time in the future, the American Stock Exchange could choose to de-list our common stock from trading on the American Stock Exchange. If our common stock were to be de-listed by the American Stock Exchange, we might be unable to list our common stock with another stock exchange. In that event, trading of our common stock might be limited to the OTC Bulletin Board or similar quotation system.

        Inclusion of our common stock on the OTC Bulletin Board or similar quotation system could adversely affect the liquidity and price of our common stock and make it more difficult for AXS-One to raise additional capital on favorable terms, if at all. In addition, de-listing by the American Stock Exchange might negatively impact AXS-One's reputation and, as a consequence, its business.

        In the future, AXS-One may not have sufficient capital resources to fully carry out its business plans.

        Our ability to carry out our future business plans and achieve the anticipated results will be affected by the amount of cash generated from operations. There is also the risk that cash held by our foreign subsidiaries will not be readily available for use in our U.S. operations as the transfer of funds is sometimes delayed due to various foreign government restrictions. Accordingly, we may in the future be required to seek new sources of financing or future accommodations from our existing lender or other financial institutions, or we may seek equity infusions from private investors. We may also be required to further reduce operating costs in order to meet our obligations.

        On March 26, 2004, we amended our existing Loan and Security Agreement to extend the termination date, from March 31, 2004 to May 28, 2004, to give both parties sufficient time to potentially enter into a new debt agreement. We are currently in discussions with our existing lender and other financial institutions for possible future financing arrangements.

        However, no assurance can be given that management's initiatives will be successful or that any such additional sources of financing, lender accommodations or equity infusions will be available. As a result our business, operating results and financial condition could be adversely impacted.

        AXS-One depends upon its proprietary technology and if we were unable to protect our technology, our competitive position would be adversely affected.

        We believe that our success greatly depends on our proprietary technology and software. We rely primarily on a combination of trademark and copyright law, trade secret protection and contractual agreements with our employees, customers, partners and others to protect our proprietary rights. Despite our efforts to protect our proprietary rights, unauthorized third parties may attempt to copy all or part of our products or reverse engineer or obtain and use information that we regard as proprietary. Additionally, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. We cannot assure anyone that the steps we take to protect our proprietary rights will be adequate or that our competitors will not independently develop technologies that are substantially equivalent or superior to ours.

        Our products may become subject to infringement claims.

        We believe that none of our products, trademarks, or service marks, technologies or other proprietary rights infringe upon the proprietary rights of any third parties. However, as the number of software products in our industry increases and the functionality of these products further overlap, we believe that software developers like us may become increasingly subject to infringement claims. Additionally, the e-business field has seen an increase in the number of "business method" patents issued, and infringement claims asserted, based on these issued patents. Any claims asserted, regardless of their merit, can be time consuming and expensive to defend, could cause delays in shipping our products or require us to enter into royalty or licensing agreements that may not be available on terms acceptable to us. Any of these factors could significantly impact our operating results and financial conditions, and could materially disrupt the conduct of our business. We cannot assure anyone that third parties will not assert infringement claims against us in the future with respect to our current or future products or services.

        A security breach could harm our business.

        Our products provide security features designed to protect its users' data from being retrieved or modified without being authorized. While AXS-One continues to review and enhance the security features in its products, we can make no assurances concerning the successful implementation of security features and their effectiveness within a customer's operating environment. If an actual security breach were to occur, our business, operating results and financial condition could suffer.

        A variety of risks associated with AXS-One's international operations could adversely affect our business.

        AXS-One is subject to risks related to operating in foreign countries. These risks generally include:

  •
  unexpected changes in tariffs, trade barriers and regulatory requirements,

  •
  costs of localizing products for foreign countries,

  •
  lack of acceptance of localized products in foreign markets,

  •
  longer accounts receivable payment cycles,

  •
  difficulties managing international operations,

  •
  potentially adverse tax consequences,

  •
  restrictions on repatriation of earnings,

  •
  reduced legal protection of our intellectual property, and

  •
  the burden of complying with a wide variety of foreign laws.

        Any of these factors, or others, could adversely affect our future international revenues and consequently, our business, operating results and financial condition. In addition, most of our international license fees and services revenues are denominated in foreign currencies, which can have an impact on our consolidated revenues as exchange rates fluctuate. With respect to our international sales that are U.S. dollar denominated, decreases in the value of foreign currencies relative to the U.S. dollar could make our products less price competitive. These factors may have a material adverse effect on our future international revenue.

        We believe that our continued growth and profitability will require AXS-One to expand its sales in international markets, which require significant management attention and financial resources. As a result, we expect that revenues from customers outside the United States will continue to represent a significant percentage of our total revenues in the future. We cannot assure anyone, however, that we will be able to maintain or increase international market demand for our products and services.

        The information below shows the effects of the sale of our Central and Eastern Europe (C.E.E.) subsidiary during 2001, upon revenues from our foreign customers. In 2003, 2002 and 2001, our total revenues (in millions of dollars) from customers outside the United States were as follows:

	Customers Outside the United States (including C.E.E.)		Customers Outside the United States (excluding C.E.E.)
Year
	Amount	Percentage	Amount	Percentage
2003	$15.0	37.7%	$15.0	37.7%
2002	$11.5	30.8%	$11.5	30.8%
2001	$13.9	33.8%	$12.5	31.5%

        Our operating results may be adversely affected by devaluation and currency risks.

        Most of our international license fees and service revenues are denominated in foreign currencies. Decreases in foreign currency values relative to the U.S. dollar could result in losses to us from foreign currency translations. Currently, we do not hedge against foreign currency exchange risks but in the future we may commence hedging against specific foreign currency transaction risks. We may be unable to hedge all our exchange rate exposure economically and exchange rate fluctuations may have a negative effect on our ability to meet our obligations. For those international sales that are U.S. dollar-denominated, any decreases in the value of foreign currencies relative to the U.S. dollar could make our products less price competitive.

        We rely on third-party relationships.

        Our business, product development, operating results and financial condition could be adversely impacted if we fail to maintain our existing relationships or establish new relationships, in the future, with third parties because of diverging interests, one or more of these third parties is acquired, or for any other reason, whether or not within our control. We rely on third-party relationships with a number of consultants, systems integrators and software and hardware vendors to

  •
  enhance our product development, marketing and sales efforts,

  •
  implement our software products, and

  •
  support our customers.

        A number of these relationships are not memorialized in formal written agreements.

        Our products also incorporate software that we license from third parties. These licenses expire from time to time and generally, we do not have access to the source code for the software that a third party licenses to us. Certain of these third parties are small companies without extensive financial resources. If any of these companies terminate relationships with us, cease doing business, or stop supporting their products, we may be forced to expend a significant amount of time and development resources to try to replace the licensed software. We may also find that replacement is not possible or commercially feasible. If that were to occur, our business, operating results and financial condition could be adversely impacted.

        AXS-One's executive officers, directors and affiliates own a significant amount of its common stock.

        This control may prevent or discourage tender offers for our common stock unless these controlling stockholders approve the terms of any such offers. As of April 30, 2004, AXS-One's executive officers, directors and affiliates together beneficially own approximately 20% of our outstanding common stock.

        AXS-One relies on its key personnel and may have difficulty attracting and retaining the skilled employees it needs to operate successfully.

        AXS-One's future success will depend, in large part, on the continued service of its key executives, and if we fail to attract and maintain those executives, the quality of our products, our business, financial condition and operating results could suffer. AXS-One has experienced turnover of its key executives in the past particularly in the position of Vice President of Sales. In April 2003, Alexander Karakozoff joined the Company as Senior Vice President of Sales and Marketing in North America reporting to Mr. Gennaro Vendome. The previous Vice President of Sales had been with the Company for two years prior to his resignation in January 2003. On February 10, 2004, we filed a Current Report Form 8-K reporting that our Chief Executive Officer, John A. Rade, planned to retire during 2004. On April 28, 2004, William P. Lyons joined AXS-One as our new President and Chief Executive Officer. We cannot assure anyone that turnover of our key executives will not continue, and that such turnover would not adversely affect our business, operating results and financial condition.

        We also believe that our future success will depend, in large part, on our ability to attract, retain and motivate highly skilled employees, and, particularly, technical, management, sales and marketing personnel. Competition for qualified employees in our industry is intense. AXS-One has from time to time in the past experienced, and expects to continue experiencing, difficulty in hiring and retaining employees with appropriate qualifications. We cannot assure anyone that we will be able to retain our employees or attract or retain highly qualified employees to develop, market, service and support our products and conduct our operations.

        AXS-One's common stock's trading price may be volatile for reasons over which it may have little control.

        AXS-One's common stock's trading price has, from time to time, experienced, and is likely to continue to experience, significant price and volume fluctuations, often responding to, among other factors,

  •
  quarterly variations in our operating results,

  •
  the gain or loss of significant contracts,

  •
  changes in earnings estimates by securities analysts,

  •
  announcements of technological innovations by us or our competitors,

  •
  announcements of new products or services by us or our competitors,

  •
  general conditions in the software and computer industries, and

  •
  general economic and market conditions.

        Additionally, the stock market, in general, frequently experiences extreme price and volume fluctuations. In particular, the market prices of the securities of companies such as ours have been especially volatile recently, and often these fluctuations have been unrelated or disproportionate to the operating performance of the affected companies. The market price of our common stock may be adversely affected by these market fluctuations.

        AXS-One has never paid or declared dividends and does not expect to in the foreseeable future.

        AXS-One has never paid or declared any cash dividends and we do not expect to pay any cash dividends in the foreseeable future. We currently intend that future earnings, if any, will be retained for business use.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference herein, contain "forward-looking statements." These statements may be made directly in this prospectus or in documents incorporated by reference herein. Words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and words and terms of similar substance used in connection with any discussion of future operating or financial performance, identify forward-looking statements. All forward-looking statements constitute our present estimates of future events and are subject to a number of factors and uncertainties, including, without limitation, the risks discussed in "Risk Factors", that could cause actual results to differ materially from those described in the forward-looking statements. In addition, the risks related to our business, among others, could cause actual results to differ materially from those described in the forward-looking statements. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or as of the date of any document incorporated by reference in this prospectus, as applicable. We are not under any obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the common stock by the selling stockholders. All proceeds will be for the account of the selling stockholders, as described below. See "Selling Stockholders" and "Plan of Distribution." We could receive up to approximately $2.4 million upon payment of the exercise price of the warrants, although some of the warrants allow for cashless exercise and we will not receive any proceeds from a warrant exercised under the cashless exercise provisions. We intend to use any such proceeds for general working capital.

SELLING STOCKHOLDERS

        This prospectus relates to the offer and sale from time to time by the selling stockholders, including their transferees, pledgees or donees or their respective successors of up to 3,316,774 shares of common stock, including up to 616,129 shares of common stock issuable upon the exercise of presently exercisable warrants, plus an indeterminate number of additional shares of common stock that may be issued from time to time upon exercise of the warrants as a result of anti-dilution adjustments.

        The selling stockholders listed in the table below may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, some or all of their common stock since the date as of which the information in the table is presented. Information about the selling stockholders may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, as required by law.

        None of the selling stockholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years, except that pursuant to an agreement dated October 1, 2002, Hayden Communications, Inc. has been providing us with investor relations services.

        The following table contains information furnished to us by the selling stockholders, with respect to the selling stockholders and the common stock beneficially owned by each selling stockholder that may be offered under this prospectus. We prepared this table based on information supplied to us by the selling stockholders named in the table and have not sought to verify such information.

Name	Number of shares of common stock beneficially owned prior to the offering	Percentage of common stock outstanding	Number of shares of common stock may be sold hereby that	Number of shares of common stock beneficially owned after the offering(1)	Percentage of common stock outstanding(1)
Ganot Corporation	154,838(2)	*	154,838(2)	0	0.0%
Globis Overseas Fund Ltd.	96,775(3)	*	96,775(3)	0	0.0%
Globis Capital Partners L.P.	433,348(4)	1.5%	193,548(4)	239,800	*
Richard Grossman	23,225(5)	*	23,225(5)	0	0.0%
James Kardon	3,870(6)	*	3,870(6)	0	0.0%
Anthony Altamura	1,935(7)	*	1,935(7)	0	0.0%
The Hewlett Fund	27,097(8)	*	27,097(8)	0	0.0%
Steven J. Seif	1,935(9)	*	1,935(9)	0	0.0%
Madison Value Ventures I LLC	193,548(4)	*	193,548(4)	0	0.0%
Madison Value Ventures II LLC	96,775(3)	*	96,775(3)	0	0.0%
Madison Value Ventures G.P. III	96,775(3)	*	96,775(3)	0	0.0%
Madison Value Ventures G.P. IV	193,548(4)	*	193,548(4)	0	0.0%
WPG Select Technology Fund L.P.	40,452(10)	*	40,452(10)	0	*
WPG Select Technology QP Fund L.P.	157,238(11)	*	157,238(11)	0	*
WPG Select Technology Overseas Fund, Ltd.	189,407(12)	*	189,407(12)	0	*
Bonanza Master Fund Ltd.	387,097(13)	1.4%	387,097(13)	0	0.0%
Emancipation Capital, LP	387,097(13)	1.4%	387,097(13)	0	0.0%
Potomac Capital Partners, L.P.	232,697(14)	*	196,897(14)	35,800	*
Potomac Capital International Ltd.	63,880(15)	*	52,080(15)	11,800	*
Pleiades Investment Partners-R, L.P.	163,620(16)	*	138,120(16)	25,500	*
Jack M. Dodick	116,387(17)	*	108,387(17)	8,000	*
Steven W. Spira	65,807(18)	*	65,807(18)	0	0.0%
Fame Associates	58,065(19)	*	58,065(19)	0	0.0%
Cam Co	194,838(20)	*	154,838(20)	40,000	0.0%
Anfel Trading Limited	77,420(21)	*	77,420(21)	0	0.0%
Scott R. Griffith	42,500(22)	*	42,500(22)	0	0.0%

Jesse B. Shelmire IV	42,500(22)	*	42,500(22)	0	0.0%
Griffith Shelmire Partners, Inc.	15,000(23)	*	15,000(23)	0	0.0%
Hayden Communications, Inc.	120,000	*	120,000	0	0.0%
Total	3,677,674(24)	14.5%	3,316,774(24)	360,900	1.3%

*
Less than one percent.

(1)
Assumes the exercise of all warrants, the sale of all of the shares of commons stock offered by this prospectus and no other purchases or sales of our common stock by the selling stockholders.

(2)
Includes 25,806 shares of common stock issuable upon the exercise of presently exercisable warrants.

(3)
Includes 16,130 shares of common stock issuable upon the exercise of presently exercisable warrants.

(4)
Includes 32,258 shares of common stock issuable upon the exercise of presently exercisable warrants.

(5)
Includes 3,870 shares of common stock issuable upon the exercise of presently exercisable warrants.

(6)
Includes 645 shares of common stock issuable upon the exercise of presently exercisable warrants.

(7)
Includes 322 shares of common stock issuable upon the exercise of presently exercisable warrants.

(8)
Includes 4,516 shares of common stock issuable upon the exercise of presently exercisable warrants.

(9)
Includes 322 shares of common stock issuable upon the exercise of presently exercisable warrants.

(10)
Includes 6,742 shares of common stock issuable upon the exercise of presently exercisable warrants.

(11)
Includes 26,206 shares of common stock issuable upon the exercise of presently exercisable warrants.

(12)
Includes 31,568 shares of common stock issuable upon the exercise of presently exercisable warrants.

(13)
Includes 64,516 shares of common stock issuable upon the exercise of presently exercisable warrants.

(14)
Includes 32,816 shares of common stock issuable upon the exercise of presently exercisable warrants.

(15)
Includes 8,680 shares of common stock issuable upon the exercise of presently exercisable warrants.

(16)
Includes 23,020 shares of common stock issuable upon the exercise of presently exercisable warrants.

(17)
Includes 18,064 shares of common stock issuable upon the exercise of presently exercisable warrants.

(18)
Includes 10,968 shares of common stock issuable upon the exercise of presently exercisable warrants.

(19)
Includes 9,678 shares of common stock issuable upon the exercise of presently exercisable warrants.

(20)
Includes 25,806 shares of common stock issuable upon the exercise of presently exercisable warrants.

(21)
Includes 12,904 shares of common stock issuable upon the exercise of presently exercisable warrants.

(22)
Represents 42,500 shares of common stock issuable upon the exercise of presently exercisable warrants.

(23)
Represents 15,000 shares of common stock issuable upon the exercise of presently exercisable warrants.

(24)
Includes 616,129 shares of common stock issuable upon the exercise of presently exercisable warrants.

PLAN OF DISTRIBUTION

        The shares of common stock may be sold from time to time by the selling stockholders and their successors, including their transferees, pledgees or donees or their respective successors. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then-current market price, or in negotiated transactions.

        The shares of common stock may be sold by selling stockholders in one or more of the following types of transactions:

  •
  a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to the resale registration statement;

  •
  an exchange distribution in accordance with the rules of such exchange;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

  •
  transactions between sellers and purchasers without a broker/dealer.

        In addition, any securities covered by the registration statement of which this prospectus is a part that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to the registration statement. From time to time the selling stockholders may engage in short sales, short sales versus the box, puts and calls and other transactions in securities of the issuer or derivatives thereof, and may sell and deliver the shares of common stock in connection therewith. In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from selling stockholders in amounts to be negotiated immediately prior to the sale.

        The selling stockholders and any broker-dealers that act in connection with the sale of common stock under this prospectus may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commissions received and any profit on the resale of the common stock may be deemed to be underwriting discounts or commissions under the Securities Act. Neither we nor any selling stockholder can presently estimate the amount of such compensation. Selling stockholders and broker-dealers who are "underwriters" within the meaning of the Securities Act are subject to the prospectus delivery requirements of the Securities Act.

        To the extent required, the specific common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, concessions or commissions with respect to a particular offer will be set forth in an amendment to the registration statement, of which this prospectus is a part, or in a supplement to this prospectus, as required by law.

        We will keep the registration statement, of which this prospectus is a part, effective until the earlier of (1) April 5, 2007, (2) the date when all of the common stock registered under the registration statement of which this prospectus is a part shall have been sold, and (3) such time as all the common stock held by the selling stockholders listed in the table in "Selling Stockholders" can be sold pursuant to Rule 144(k) under the Securities Act and without compliance with the registration requirements of the Securities Act. No sales may be made pursuant to this prospectus after such period unless we amend the registration statement, of which this prospectus is a part, or supplement this prospectus, as required by law, to indicate that we have agreed to extend such period of effectiveness.

        We have agreed, among other things, to bear all fees and expenses in connection with the sale of the securities being registered hereby (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or other expenses incurred by the selling stockholders in disposing of the securities being registered hereby).

        We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act. The selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Proskauer Rose LLP, New York, New York.

EXPERTS

        The consolidated financial statements and schedule of AXS-One and subsidiaries as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein and in the registration statement, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Exchange Act. You may read and copy any reports, statements or other information on file at the Securities and Exchange Commission public reference room located at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. Securities and Exchange Commission filings are also available to the public from commercial document retrieval services. These filings are also available at the Internet website maintained by the Securities and Exchange Commission at http://www.sec.gov.

        We incorporate by reference into this prospectus the documents listed below and any future filings we make with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the earlier of (1) April 5, 2007, (2) the date when all of the common stock registered under the registration statement of which this prospectus is a part shall have been sold, and (3) such time as all the common stock held by the selling stockholders listed in the table in "Selling Stockholders" can be sold pursuant to Rule 144(k) under the Securities Act and without compliance with the registration requirements of the Securities Act; provided, however, that we are not incorporating any information furnished under either Item 9 or Item 12 of any current report on Form 8-K. The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement.

  •
  Definitive Schedule 14A filed on April 30, 2004

  •
  Current Report on Form 8-K filed on April 30, 2004

  •
  Current Report on Form 8-K filed on April 29, 2004;

  •
  Current Report on Form 8-K filed on April 8, 2004;

  •
  Annual Report on Form 10-K for the year ended December 31, 2003; and

  •
  the description of our common stock contained in the Registration Statement on Form 8-A filed on November 10, 1997.

        Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing or by telephone at:

AXS-One Inc.
301 Route 17 North
Rutherford, New Jersey 07070
(201) 935-3400

        The information contained on our website does not constitute a part of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses, all of which will be borne by the Registrant in connection with the sale of the securities being registered hereby (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or other expenses incurred by the selling stockholders in disposing of the securities being registered hereby). All amounts are estimates except the registration fee.

SEC registration fee	$1,705.05
Printing expenses	7,600.00
Legal fees and expenses of the Registrant	11,000.00
Accounting fees and expenses	6,000.00
Miscellaneous expenses	1,000.00

Total	$27,305.05

Item 15.    Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article VII of the Registrant's bylaws provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

        Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's certificate of incorporation provides for such limitation of liability.

        The Registrant maintains standard policies of insurance under which coverage is provided to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act.

Item 16.    Exhibits and Financial Statement Schedules

Exhibit Number	Document
4.1	Form of Class A Warrant(1)
4.2	Form of Class B Warrant(1)
4.3	Form of Warrants (2001)(2)
5.1	Opinion of Proskauer Rose LLP
23.1	Consent of KMPG LLP
23.2	Consent of Proskauer Rose LLP (included in the opinion filed as Exhibit 5)
24.1	Power of Attorney (included on the signature page to the Registration Statement)

(1)
Incorporated by reference to the Exhibits filed with our current report on Form 8-K filed April 8, 2004.

(2)
Incorporated by reference to the Exhibits filed with our annual report on Form 10-K for the year ended December 31, 2000.

Item 17.    Undertakings.

  (a)
  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i)
    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a)

or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rutherford, State of New Jersey, on the 4th day of May, 2004.

AXS-ONE INC.
By:	/s/ WILLIAM P. LYONS William P. Lyons President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William P. Lyons and William G. Levering III, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on May 4, 2004.

Signature	Title

/s/ WILLIAM P. LYONS William P. Lyons	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ WILLIAM G. LEVERING III (William G. Levering III)	Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)
/s/ ELIAS TYPALDOS (Elias Typaldos)	Executive Vice President Technology and Business Operations and Chairman of the Board

/s/ GENNARO VENDOME (Gennaro Vendome)	Executive Vice President Sales, Marketing and Consulting North America and Director
/s/ DANIEL H. BURCH (Daniel H. Burch)	Director
/s/ ROBERT MIGLIORINO (Robert Migliorino)	Director
/s/ WILLIAM E. VOGEL (William E. Vogel)	Director
/s/ EDWIN T. BRONDO (Edwin T. Brondo)	Director
/s/ ALLAN WEINGARTEN (Allan Weingarten)	Director

QuickLinks

TABLE OF CONTENTS
SUMMARY
RISK FACTORS
SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
AXS-One Inc. 301 Route 17 North Rutherford, New Jersey 07070 (201) 935-3400
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
SIGNATURES AND POWER OF ATTORNEY